Glen Ellyn, Illinois                                                                                              Contact:  Scott W. Hamer
October 28, 2011                                                                                                  President/CEO
Company Release                                                                                                 630-545-0900

COMMUNITY FINANCIAL SHARES, INC.
ANNOUNCES RESULTS FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2011

Community Financial Shares, Inc. (OTCBB: CFIS) (the “Company”), the holding company for Community Bank-Wheaton/Glen Ellyn (the “Bank”), reported net losses (unaudited) for the three and nine months ended September 30, 2011 of $1,000 and $2.1 million, respectively.  This compares to net income of $230,000 for the three months ended September 30, 2010 and a net loss of $2.3 million for the nine months ended September 30, 2010.  Net loss available to common shareholders, which takes into account the impact of preferred stock dividends, totaled $114,000 and $2.5 million for the three and nine months ended September 30, 2011 as compared to net income available to common shareholders of $118,000 for the three months ended September 30, 2010 and net loss available to common shareholders of $2.7 million for the nine months ended September 30, 2010.  For the three months ended September 30, 2011, basic and diluted loss per share totaled $0.09 compared to basic and diluted earnings per share of $0.09 for the three months ended September 30, 2010.  In addition, for the nine months ended September 30, 2011, basic and diluted loss per share totaled $1.99 compared to basic and diluted loss per share of $2.15 for the nine months ended September 30, 2010.  The increase in net loss for the three months ended September 30, 2011 is primarily the result of the net effect of a $202,000 decrease in interest expense, a $63,000 increase in provision for loan losses, a $250,000 decrease in noninterest income, and a $154,000 increase in noninterest expense.  Similarly, the improvement in net loss for the nine months ended September 30, 2011 is primarily the net effect of a $765,000 decrease in interest expense, a $1.9 million decrease in provision for loan losses, an $82,000 decrease in noninterest income, a $630,000 increase in noninterest expense, and a $386,000 decrease in interest income.

Total assets at September 30, 2011 were $328.1 million, which represents a decrease of $19.0 million, or 5.5%, compared to $347.1 million at December 31, 2010.  Loans receivable decreased $10.8 million, or 4.9%, to $210.8 million at September 30, 2011 from $221.6 million at December 31, 2010 and cash and cash equivalents decreased $3.6 million, or 11.0%, to $28.9 million at September 30, 2011 from $32.5 million at December 31, 2010.  Investment securities decreased $1.4 million, or 3.2%, to $41.8 million at September 30, 2011 from $43.2 million at December 31, 2010.  Interest bearing time deposits decreased $1.2 million, or 24.7%, to $3.6 million at September 30, 2011 from $4.8 million at December 31, 2010 and other real estate owned decreased $680,000, or 22.6%, to $2.3 million at September 30, 2011 from $3.0 million at December 31, 2010.  The decrease in loans receivable during the nine months ended September 30, 2011 was primarily due to the Bank taking possession of five properties totaling $4.1 million through foreclosure proceedings and transferring them to other real estate owned.  Included in other real estate owned at September 30, 2011 are three one-to-four family residences, a mixed-use commercial/residential property, one commercial property and one small parcel of land.  Deposits decreased $17.7 million, or 5.7%, to $291.4 million at September 30, 2011 from $309.1 million at December 31, 2010.  This decrease primarily consists of decreases in: (1) interest-bearing demand deposit accounts of $9.2 million, or 11.5%, to $71.0 million at September 30, 2011 from $80.3 million at December 31, 2010; (2) certificates of deposit of $15.2 million, or 13.9%, to $94.2 million at September 30, 2011 from $109.4 million at December 31, 2010; and (3) noninterest-bearing demand deposit accounts of $357,000, or 1.1%, to $33.7 million at September 30, 2011 from $34.0 million at December 31, 2010.  These decreases were partially offset by increases in regular savings and money market accounts.  Regular savings accounts increased $2.1 million, or 4.2%, to $52.9 million at September 30, 2011 from $50.8 million at December 31, 2010 and money market accounts increased $4.9 million, or 14.4%, to $39.5 million at September 30, 2011 from $34.6 million at December 31, 2010.  The percentage of regular savings accounts to total deposits increased to 18.2% at September 30, 2011 from 16.4% at December 31, 2010 and the percentage of certificates of deposit to total deposits decreased to 32.3% at September 30, 2011 from 35.4% at December 31, 2010.  Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, decreased $200,000, or 1.4%, to $14.3 million at September 30, 2011 from $14.5 million at December 31, 2010.

Stockholders’ equity decreased $1.5 million, or 8.3%, to $16.3 million at September 30, 2011 from $17.8 million at December 31, 2010.  The decrease in stockholders’ equity was primarily due to the Company’s net loss for the nine months ended September 30, 2011 partially offset by an increase of $946,000 in the Company’s accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio.  As of September 30, 2011 there were 1,245,267 shares of Company common stock outstanding, resulting in a tangible book value1 of $7.48 per share at that date.

Net interest income before provision for loan losses increased $96,000, or 3.6%, to $2.7 million for the three months ended September 30, 2011 and $378,000, or 4.9%, to $8.1 million for the nine months ended September 30, 2011 as compared to the comparable prior year periods.  These increases are primarily due to decreases in the average cost of interest bearing liabilities of 26 and 34 basis points for the three and nine months ended September 30, 2011, respectively.  The average cost of interest bearing liabilities decreased to 0.87% and 0.91% for the three and nine months ended September 30, 2011, respectively, from 1.13% and 1.25% for the comparable prior year periods.  The average yield on interest-earning assets for the three months ended September 30, 2011 decreased 2 basis points to 4.52% from 4.54% for the comparable prior year period.  The effect of the decrease for the nine months ended September 30, 2011 was partially offset by a decrease in the average yield on interest-earning assets.  The average yield on interest-earning assets decreased 4 basis points to 4.55% for the nine months ended September 30, 2011 from 4.59% for the comparable prior year period.  The net interest margin, expressed as a percentage of average earning assets, increased 22 basis points to 3.69% for the three months ended September 30, 2011 from 3.47% for the comparable prior year period and increased 27 basis points to 3.68% for the nine months ended September 30, 2011 from 3.41% for the comparable prior year period.  The average yield on loans increased 11 and 18 basis points to 5.35% and 5.39% for the three and nine months ended September 30, 2011, respectively, compared to the comparable prior year periods.  Nonperforming loans decreased $6.8 million, or 33.3%, to $13.5 million at September 30, 2011 from $20.3 million at December 31, 2010.  This decrease primarily consists of decreases in real estate construction loans of $5.1 million, or 89.8%, to $572,000 at September 30, 2011 from $5.6 million at December 31, 2010 and commercial real estate loans of $2.5 million, or 100.0%, to zero at September 30, 2011 from $2.5 million at December 31, 2010.

The provision for loan losses increased $63,000 for the three months ended September 30, 2011 and decreased $1.9 million for the nine months ended September 30, 2011, compared to the prior year periods.  The changes in the provision are the result of management’s quarterly analysis of the allowance for loan loss.  The ratio of the allowance for loan losses to nonperforming loans totaled 50.0% and 37.8% at September 30, 2011 and December 31, 2010, respectively.  Management continues to take aggressive actions in identifying and disposing of problem credits.

Noninterest income decreased $250,000 to $473,000 for the three months ended September 30, 2011 as compared to the comparable prior year period.  The decrease is primarily due to a decrease in gain on sale of securities of $112,000, a decrease in gain on sale of loans of $93,000 and a decrease in loss on sale of foreclosed assets of $79,000.  These decreases were partially offset by an increase of $47,000 in other noninterest income, which consists primarily of rents received on real estate held for investment properties.  Noninterest income decreased $82,000 to $1.4 million for the nine months ended September 30, 2011 as compared to the prior year period.  This decrease is primarily due to a decrease in gain on sale of loans of $103,000, a decrease in loss on sale of foreclosed assets of $78,000 and a decrease in write-down on other real estate owned properties of $70,000.  These decreases were partially offset by an increase of $236,000 in other noninterest income, which consists primarily of rents received on real estate held for investment properties.

1 Tangible book value provides a method to assess the level of tangible net assets on a per share basis and is not determined in accordance with GAAP.  The information to reconcile tangible book value to GAAP book value can be found in the financial tables accompanying this earnings release.

Noninterest expense increased $154,000, or 5.2%, to $3.1 million for the three months ended September 30, 2011 as compared to the comparable prior year period.  This increase is primarily due to increases in other real estate owned expenses of $12,000, FDIC insurance premiums of $111,000 and professional fees of $80,000 primarily relating to attorney’s fees.  These increases are partially offset by a decrease in salary and benefits expense of $54,000.  Noninterest expense increased $630,000, or 7.3%, to $9.3 million for the nine months ended September 30, 2011 as compared to the comparable prior year period.  This increase is primarily due to increases in other real estate owned expenses of $42,000, FDIC insurance premiums of $274,000, professional fees of $151,000 primarily relating to attorney’s fees and salary and benefit expense of $87,000 primarily relating to increases in employee health insurance expenses.  These increases are partially offset by a decrease in advertising and marketing expenses of $22,000 during the nine months ended September 30, 2011.

Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $328.1 million in assets at September 30, 2011.  Its primary subsidiary, Community Bank-Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

For further information about the Company and the Bank visit them on the world-wide-web at www.cbwge.com.  In addition, information on the Company’s stock can be found at www.otcbb.com under the symbol CFIS.

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Community Financial Shares, Inc.
Selected Consolidated Financial Data: (Unaudited)	September 30,	June 30,	March 31,	December 31,
(In thousands)	2011	2011	2011	2010
Total assets	$328,076	$328,103	$335,550	$347,096
Loans receivable, net	210,751	212,071	213,116	221,607
Investment securities available-for-sale	41,791	49,257	48,061	43,175
Deposits	291,412	291,544	297,485	309,080
FHLB Advances and other borrowings	14,300	14,300	14,300	14,500
Stockholders' equity	16,285	16,044	17,759	17,755
Nonperforming assets	15,870	16,092	19,554	23,302
Nonperforming loans	13,542	12,466	14,028	20,294
Allowance for loan losses	6,773	6,604	5,190	7,679
Selected ratios:
Total equity to total assets	4.96%	4.89%	5.29%	5.12%
Allowance for loan losses as a % of nonperforming assets	42.7%	41.0%	26.5%	33.0%
Allowance for loan losses as a % of loans	3.11%	3.02%	2.38%	3.35%
Market value per share	$2.20	$4.45	$3.50	$6.60
Quarterly net interest margin (1)	3.69%	3.77%	3.59%	3.46%
Subsidiary Bank:
Tier 1 capital to average assets	4.91%	4.82%	5.30%	5.35%
Tier 1 capital to risk-weighted assets	6.59%	6.47%	7.26%	7.28%
Total capital to risk-weighted assets	7.86%	7.73%	8.52%	8.55%

	Three months ended		Nine months ended
	September 30,		September 30,
Selected operating data: (Unaudited)	2011	2010	2011	2010
(In thousands, except per share data)
Interest income	$3,321	$3,427	$10,048	$10,434
Interest expense	605	807	1,913	2,678
Net interest income	2,716	2,620	8,134	7,756
Provision for loan losses	173	110	2,867	4,775
Net interest income after provision for loan losses	2,542	2,510	5,267	2,981
Noninterest income	473	723	1,420	1,502
Noninterest expense	3,128	2,974	9,310	8,680
Income before income tax	(113)	260	(2,623)	(4,197)
Income tax benefit	(112)	30	(482)	(1,852)
Net income	(1)	230	(2,141)	(2,345)
Preferred stock dividends and accretion	(113)	(112)	(334)	(331)
Net income available to common shareholders	$(114)	$118	$(2,476)	$(2,677)

Earnings per share - basic	$(0.09)	$0.09	$(1.99)	$(2.15)
Earnings per share - diluted	$(0.09)	$0.09	$(1.99)	$(2.15)

Selected performance ratios:
Return on average assets (1)	0.00%	0.28%	-1.31%	-1.40%
Return on average equity (1)	-0.02%	4.48%	-23.99%	-21.25%
Noninterest expense to average total assets (1)	3.89%	3.57%	5.71%	5.19%
Net interest margin (1)	3.69%	3.47%	3.68%	3.41%
Average total assets	$322,227	$334,005	$328,747	$337,403
Average total equity	16,077	20,605	17,994	22,260

(1) Annualized.

Tangible book value provides a method to assess the level of tangible net assets on a per share basis. Tangible book value is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States
("GAAP"). The Company's management uses this non-GAAP measure in its analysis of the Company's performance.
This measure should not be considered a substitute for book value per share value, a GAAP basis measure, nor should it be viewed as a substitute for operating results determined un accordance with GAAP. Management believes the presentation of tangible book value per share provides useful supplemental information that is essential to a proper understanding of the financial results of the Company.

Tangible book value per share:
Total capital	$16,285	$16,044	$17,759	$17,755
Less: Preferred equity	6,970	6,970	6,970	6,970
Tangible common equity	$9,315	$9,074	$10,789	$10,785
Outstanding common shares	1,245,267	1,245,267	1,245,267	1,245,267
Tangible book value per share	$7.48	$7.29	$8.66	$8.66